                                                                    EXHIBIT 99.1


        TENNECO AUTOMOTIVE GROWS REVENUE AND IMPROVES OPERATIONAL PROFIT

    o   Record quarterly revenue of $1.03 billion

    o   First quarter EBIT up 5 percent -- adjusted EBIT up 33 percent

    o   Adjusted EPS improves significantly

    o   Record low debt net of cash balances of $1.277 billion at quarter-end

Lake Forest, Illinois, April 20, 2004 - Tenneco Automotive (NYSE: TEN) announced today that the company reported a first quarter 2004 net loss of $2 million, or 5-cents per share, compared with net income of $1 million, or 2-cents per diluted share, in the first quarter of 2003. The company's reported EBIT (earnings before interest, taxes, and minority interest) increased 5 percent to $33 million versus $31 million in first quarter 2003. EBITDA (EBIT before depreciation and amortization expense) increased to $78 million compared with $70 million in first quarter 2003. (See the table that reconciles EBITDA in attachment 2 to the press release.)

Adjusted for the items described below, first quarter 2004 net income was $6 million, or 15-cents per diluted share, versus 1-cent per diluted share in first quarter 2003, and first quarter 2004 EBIT was $47 million compared to $36 million in first quarter 2003.

ADJUSTED FIRST QUARTER 2004 AND 2003 RESULTS:

                                         Q1-2004                                       Q1-2003
                         -----------------------------------------      -----------------------------------------
                            EBIT        NET INCOME      PER SHARE          EBIT        NET INCOME      PER SHARE
                         ----------     ----------      ----------      ----------     ----------      ----------
GAAP earnings
  measures               $       33     $       (2)     $    (0.05)     $       31     $        1      $     0.02
Adjustments:
Restructuring/
  restructuring
  related expenses                5              3            0.07               5              2            0.07
Tax settlement
  adjustment                     --             --              --              --             (3)          (0.08)
New Aftermarket
  customer
  changeover costs                6              3            0.08              --             --              --
Consulting fees indexed
  to stock price                  3              2            0.05              --             --              --
                         ----------     ----------      ----------      ----------     ----------      ----------
Non-GAAP earnings
  measures               $       47     $        6      $     0.15      $       36     $       --      $     0.01
                         ==========     ==========      ==========      ==========     ==========      ==========

Additional information regarding Non GAAP financial results, including a reconciliation to GAAP results is included in the tables which appear as Attachment 2 to this press release.

FIRST QUARTER 2004 ADJUSTMENTS:

    o Restructuring and restructuring related costs of $5 million pre-tax, $3 million after-tax, or 7-cents per diluted share;

    o Expenses of $6 million pre-tax, $3 million after-tax, or 8-cents per diluted share, associated with the changeover costs for a major new aftermarket customer;

    o Expenses of $3 million pre-tax, $2 million after-tax, or 5-cents per diluted share, related to consulting fees indexed to the stock price based on a 1999 agreement for implementing EVA(R), a shareholder value improvement initiative.

FIRST QUARTER 2003 ADJUSTMENTS:

    o Restructuring and restructuring related costs of $5 million pre-tax, $2 million after-tax, or 7-cents per diluted share;

    o   Tax benefit of $3 million, or 8-cents per diluted share.

"We continue to build momentum toward achieving our long-term objectives as evidenced by our strong revenue generation of more than $1 billion in the quarter and a 33 percent improvement in operating income on an adjusted basis," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We are aggressively pursuing growth opportunities globally while maintaining our relentless focus on cost management and operational efficiency improvements."

Interest expense in the first quarter 2004 was $4 million higher than the same period one year ago as a result of the debt refinancing initiatives the company implemented in 2003. The 2003 debt refinancing initiatives improved the company's financial flexibility by providing a committed long-term source of liquidity and extending nearly all of its debt maturities to 2009 and beyond.

Cash flow before financing activities was a use of $2 million in the quarter compared with cash inflow of $10 million in the first quarter of 2003. Cash used for working capital was an outflow of $26 million in the quarter as a result of higher receivables related to sales volumes and higher inventory levels due to new customers and seasonal inventory builds in anticipation of the aftermarket summer selling period. This outflow was partially offset by $11 million in proceeds from the sale of the company's facility in Birmingham, U.K. Cash flow performance resulted in end of quarter cash balances of $149 million and total debt of $1.426 billion, or debt net of cash balances of $1.277 billion.

Tenneco Automotive outperformed the requirements of its bank debt covenants in the quarter. At March 31, the leverage ratio was 3.97, below the maximum limit of 5.00; the fixed charge coverage ratio was 1.76, exceeding the minimum required ratio of 1.10; and the interest coverage ratio was 2.77, exceeding the minimum coverage ratio of 2.00.

The company reported record high quarterly revenue of $1.03 billion, up 12 percent compared with $921 million in first quarter 2003. Favorable currency exchange rates benefited revenue by $62 million in the quarter. Excluding the impact of favorable currency, revenue was up 5 percent.

The company's operational improvement initiatives continued to generate savings. Six Sigma programs generated $5 million in savings toward a 2004 goal of $20 million and the company realized $6 million in incremental savings from restructuring activities including $2 million from Project Genesis restructuring. The company's gross margin in the quarter was 19.7 percent, an increase over first quarter 2003 gross margin of 19.3 percent.

"Our original equipment revenue in both North America and Europe outpaced market production as we continue to benefit from our position on top-selling vehicle platforms globally and our established presence with Japanese original equipment manufacturers," said Frissora. "Our results continue to be negatively impacted by the European aftermarket business. However, I am encouraged with the strengthening in our North American aftermarket business, where we launched significant new ride control business this quarter and where we have seen six consecutive months of improvement in the exhaust segment."

NORTH AMERICA

    o North American original equipment revenue was $381 million, up 2 percent compared with $373 million in first quarter 2003 and versus a market production decline of 1 percent. Excluding the impact of currency and catalytic converter pass-through sales, revenue was up 1 percent. The company's strong position on high volume OE models drove the increase.

    o North American aftermarket revenue was $122 million, up 13 percent compared with first quarter 2003 revenue of $108 million. The increase was primarily the result of a 19 percent increase in ride control sales, largely driven by new customers as well as sales of the company's new car care appearance products.

    o EBIT for North American operations was $30 million versus $28 million in first quarter 2003. The EBIT increase was due to strong OE and aftermarket volumes and improved manufacturing efficiencies.

    o First quarter 2004 EBIT results include $2 million in restructuring and restructuring related costs; $6 million related to changeover costs with a new aftermarket customer (the company anticipates up to $3 million in additional changeover costs through the end of 2004); and a $1 million expense for consulting fees indexed to the stock price based on a 1999 agreement. First quarter 2003 EBIT results include $3 million in restructuring and restructuring related expenses.

    o Excluding the above items, first quarter 2004 North America adjusted EBIT was $39 million, versus adjusted 2003 EBIT of $31 million.

EUROPE

    o European original equipment revenue increased 22 percent to $328 million, versus $269 million in first quarter 2003, despite a 1 percent market decline in light vehicle production. Excluding catalytic converter pass-through sales and the impact of favorable currency exchange rates, revenue increased 13 percent.

    o The company's European aftermarket revenue was $80 million compared with $76 million in first quarter 2003. Excluding the favorable currency impact, revenue was down 8 percent. Continued lower demand for exhaust products and softer ride control sales negatively impacted European aftermarket results.

    o European EBIT was a loss of $3 million compared with a first quarter 2003 loss of $1 million. Aftermarket volume declines and overcapacity in the aftermarket exhaust segment more than offset the benefit of higher OE ride control volumes, manufacturing efficiencies and tight spending controls. Europe's operational improvement was also negatively impacted by pull-forward pricing adjustments made for two OE customers; higher aftermarket promotional costs; higher depreciation expenses related to five new just-in-time (JIT) manufacturing facilities opened within the past year; and higher stock-based compensation costs, which when combined, totaled $6 million. First quarter 2004 EBIT benefited from $1 million of favorable currency translation.

    o First quarter 2004 European EBIT results include $3 million in restructuring and restructuring related costs; and a $1 million expense for consulting fees indexed to the stock price based on a 1999 agreement. First quarter 2003 EBIT results include $2 million in restructuring and restructuring related expenses.

    o Excluding the above items and not adjusted for currency, European EBIT was flat year-over-year at $1 million.

REST OF WORLD

    o Revenue from Asian operations increased to $39 million from $36 million in the first quarter of last year. The increase was driven by strong OE exhaust volumes in China.

    o In South America, revenue grew to $35 million compared with $26 million in first quarter 2003. Improved OE sales and favorable currency drove the increase. Excluding the impact of favorable currency, revenue increased 18 percent.

    o Australian operations reported an increase in revenue to $49 million from $33 million in first quarter 2003, driven by strong OE volumes and favorable currency. Excluding the impact of favorable currency, revenue increased 14 percent.

    o Reported combined EBIT for Asia, South America and Australia was $6 million versus $4 million in first quarter 2003. The increase was the result of strong OE volumes in all regions and favorable currency in South America and Australia.

    o First quarter EBIT 2004 results include a $1 million expense for consulting fees indexed to the stock price based on a 1999 agreement; and $1 million in favorable currency.

    o Excluding the above item and not adjusted for currency, adjusted EBIT for Asia, South America and Australia was $7 million versus $4 million in first quarter 2003.

Attachment 1 to this press release provides additional information on Tenneco Automotive's first quarter results.

CONFERENCE CALL

The company will host a conference call on April 20, 2004 at 10:30 a.m. EDT. The dial-in number is 888 730-9138 (domestic) or 630 395-0019 (international). The passcode is Tenneco Auto. The call will be available on the financial section of the Tenneco Automotive web site at www.tenneco-automotive.com. A copy of the press release is available on the financial and news sections of the Tenneco Automotive web site. A recording of this call will be available one hour following the completion of the call on April 20, 2004 through April 27, 2004. To access this recording, dial 888 568-0399 (domestic) or 420 530-7938 (international).

2004 ANNUAL MEETING

Tenneco Automotive's annual meeting of shareholders will be on Tuesday, May 11, 2004 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois.

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "continue," "achieving," "pursuing" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt; (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the overall highly competitive nature of the automotive parts industry, and the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers; (v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market; (xi) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate and
(xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2003. Further information can be found on the company's web site at www.tenneco-automotive.com.

                                                                    ATTACHMENT 1




              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                           STATEMENTS OF INCOME (LOSS)
                                    Unaudited
                          THREE MONTHS ENDED MARCH 31,
                  (Millions except share and per share amounts)

                                                  2004                     2003
                                               ----------               ----------
Net sales and operating revenues               $    1,034(a)            $      921
                                               ==========               ==========
Costs and Expenses
  Cost of Sales (exclusive of
    depreciation shown below)                         830(b)                   743(d)
  Engineering, Research and Development                17                       19
  Selling, General and Administrative                 109(a)(b)(c)              88
  Depreciation and Amortization of
    Other Intangibles                                  45                       39
    Total Costs and Expenses                        1,001                      889
                                               ==========               ==========
Other Income (Loss)                                    --                       (1)
                                               ----------               ----------
Income (Loss) before Interest Expense,
  Income Taxes, and Minority Interest
  North America                                        30(a)(b)(c)              28(d)
  Europe                                               (3)(b)(c)                (1)(d)
  Other                                                 6(c)                     4
                                               ----------               ----------
                                                       33                       31
Less:
  Interest expense (net of interest
    capitalized)                                       35                       31
  Income tax expense (benefit)                         (1)                      (2)(e)
  Minority interest                                     1                        1
                                               ----------               ----------
Net income (loss)                              $       (2)              $        1
                                               ==========               ==========
Average common shares outstanding:
  Basic                                              40.9                     40.1
                                               ==========               ==========
  Diluted                                            43.5                     40.9
                                               ==========               ==========
Earnings (loss) per share of common stock:
  Basic                                        $    (0.05)              $     0.02
                                               ==========               ==========
  Diluted                                      $    (0.05)              $     0.02
                                               ==========               ==========

----------

(a) Includes changeover costs for a new aftermarket customer of $6 million pre-tax, $3 million after-tax or $0.08 per share. Of the adjustment $4 million is recorded in Sales and $2 million is recorded in SG&A. Geographically all of the charge is recorded in North America.

(b) Includes restructuring and restructuring related charges of $5 million pre-tax, $3 million after tax or $0.07 per share. Of the adjustment $2 million is recorded in SG&A and the remaining $3 million is in cost of sales. Geographically, $2 million is recorded in North America and $3 million in Europe.

(c) Consulting fees indexed to stock price of $3 million pre-tax, $2 million after-tax or $0.05 per share. The entire charge is recorded in SG&A. Geographically $1 million of the charge is recorded in North America, Europe and Other respectively.

(d) Includes restructuring related charges of $5 million pre-tax, $2 million after-tax or $0.07 per share. The entire charge is recorded in cost of sales. Geographically, $3 million is recorded in North America and $2 million in Europe.

(e) Includes a $3 million or $0.08 per share tax benefit related to the resolution of outstanding tax issues.

                                                                    ATTACHMENT 1


              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  BALANCE SHEET
                                   (Unaudited)
                                   (Millions)




                                                MARCH 31, 2004       DECEMBER 31, 2003
                                              ------------------     ------------------
Assets

   Cash and Cash Equivalents                  $              149     $              145
   Receivables, Net                                          512                    442
   Inventories                                               367                    343
   Other Current Assets                                      203                    175
   Investments and Other Assets                              602                    579
   Plant, Property, and Equipment, Net                     1,079                  1,111
                                              ------------------     ------------------
   Total Assets                               $            2,912     $            2,795
                                              ==================     ==================
Liabilities and Shareholders' Equity

   Short-Term Debt                            $               18     $               20
   Accounts Payable                                          692                    621
   Accrued Taxes                                              25                     19
   Accrued Interest                                           39                     42
   Other Current Liabilities                                 234                    191
   Long-Term Debt                                          1,408                  1,410
   Deferred Income Taxes                                     125                    119
   Deferred Credits and Other Liabilities                    297                    292
   Minority Interest                                          21                     23
   Total Shareholders' Equity                                 53                     58
                                              ------------------     ------------------
   Total Liabilities and Shareholders'
     Equity                                   $            2,912     $            2,795
                                              ==================     ==================

                                                                    ATTACHMENT 1


              Tenneco Automotive Inc. and Consolidated Subsidiaries
                             Statement of Cash Flows
                                   (Unaudited)
                                   (Millions)



                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                  --------------------------
                                                                     2004            2003
                                                                  ----------      ----------
Operating activities:
  Net income (loss)                                               $       (2)     $        1
  Adjustments to reconcile income (loss) to net cash provided
   (used) by operating activities -
     Depreciation and amortization                                        45              39
     Deferred income taxes                                                (9)             (7)
     Changes in components of working capital -
      (Inc.)/dec. in receivables                                         (70)            (49)
      (Inc.)/dec. in inventories                                         (27)            (12)
      (Inc.)/dec. in prepayments and other current assets                (26)             (6)
      Inc./(dec.) in payables                                             79              78
      Inc./(dec.) in taxes accrued                                         5              (4)
      Inc./(dec.) in interest accrued                                     (2)             11
      Inc./(dec.) in other current liabilities                            15             (18)
     Other                                                                 5               3
                                                                  ----------      ----------
Net cash provided (used) by operating activities                          13              36
Investing activities:
  Net proceeds from sale of assets                                        11               1
  Expenditures for plant, property & equipment                           (25)            (26)
  Investments and other                                                   (1)             (1)
                                                                  ----------      ----------
Net cash provided (used) by investing activities                         (15)            (26)
                                                                  ----------      ----------
Net cash provided (used) before financing activities                      (2)             10
Financing activities:
  Issuance of common and treasury shares                                   3              --
  Retirement of long-term debt                                            (2)            (24)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                           (2)             21
  Other                                                                    1              --
                                                                  ----------      ----------
Net cash provided (used) by financing activities                          --              (3)
                                                                  ----------      ----------
Effect of foreign exchange rate changes on cash and cash
  equivalents                                                              6              (3)
                                                                  ----------      ----------
Inc./(dec.) in cash and cash equivalents                                   4               4
Cash and cash equivalents, January 1                                     145              54
                                                                  ----------      ----------
Cash and cash equivalents, March 31                               $      149      $       58
                                                                  ==========      ==========
Cash paid during the period for interest                          $       37      $       20
Cash paid during the period for income taxes                      $        3      $       11

                                                                    ATTACHMENT 2


                               TENNECO AUTOMOTIVE
              RECONCILIATION OF GAAP(1) NET INCOME (LOSS) TO EBITDA
                                    Unaudited




                                                               Q1 2004
                                           ------------------------------------------------
                                            NORTH
                                           AMERICA      EUROPE         OTHER        TOTAL
                                           --------     --------      --------     --------
Net income (loss) (GAAP measure)                                                   $     (2)
Minority interest                                                                         1
Income tax expense (benefit)                                                             (1)
Interest expense (net of interest
  capitalized)                                                                           35
EBIT, Income (loss) before interest
  expense, income taxes and minority
  interest (GAAP measure)                  $     30     $     (3)     $      6           33
Depreciation and amortization of other
  intangibles                                    24           17             4           45
                                           --------     --------      --------     --------
Total EBITDA(2)                            $     54     $     14      $     10     $     78
                                           ========     ========      ========     ========


                                                             Q1 2003
                                         ------------------------------------------------
                                          NORTH
                                         AMERICA      EUROPE         OTHER        TOTAL
                                         --------     --------      --------     --------
Net income (loss) (GAAP measure)                                                 $      1
Minority interest                                                                       1
Income tax expense (benefit)                                                           (2)
Interest expense (net of interest
  capitalized)                                                                         31
                                                                                 --------
EBIT, Income (loss) before interest
  expense, income taxes and minority
  interest (GAAP measure)                $     28     $     (1)     $      4     $     31
Depreciation and amortization                  22           14             3           39
                                         --------     --------      --------     --------
Total EBITDA                             $     50     $     13      $      7     $     70
                                         ========     ========      ========     ========

----------

(1)      Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2


                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited




                                          Q1 2004                                               Q1 2003
                     --------------------------------------------------    --------------------------------------------------
                      EBITDA(3)      EBIT      NET INCOME    PER SHARE      EBITDA(3)      EBIT      NET INCOME    PER SHARE
                     ----------   ----------   ----------    ----------    ----------   ----------   ----------    ----------
Earnings Measures    $       78   $       33   $       (2)   $    (0.05)   $       70   $       31   $        1    $     0.02
Adjustments
 (reflects
 non-GAAP
 measures):
 Restructuring and
  restructuring
  related expenses            5            5            3          0.07             5            5            2          0.07
 Tax settlement
  adjustment                 --           --           --            --            --           --           (3)        (0.08)
 New Aftermarket
  customer
  changeover costs            6            6            3          0.08            --           --           --            --
 Consulting fees
  indexed to stock
  price                       3            3            2          0.05            --           --           --            --
                     ----------   ----------   ----------    ----------    ----------   ----------   ----------    ----------
Non-GAAP earnings
 measure             $       92   $       47   $        6    $     0.15    $       75   $       36   $       --    $     0.01
                     ==========   ==========   ==========    ==========    ==========   ==========   ==========    ==========


                                                Q1 2004
                          --------------------------------------------------
                            NORTH
                           AMERICA       EUROPE        OTHER        TOTAL
                          ----------   ----------    ----------   ----------
EBIT                      $       30   $       (3)   $        6   $       33
  Restructuring and
    restructuring
    related expenses               2            3            --            5
  New Aftermarket
    customer changeover
    costs                          6           --            --            6
  Consulting fees
    indexed to stock
    price                          1            1             1            3
                          ----------   ----------    ----------   ----------
Adjusted EBIT             $       39   $        1    $        7   $       47
                          ==========   ==========    ==========   ==========


                                           Q1 2003
                      --------------------------------------------------
                        NORTH
                       AMERICA       EUROPE        OTHER        TOTAL
                      ----------   ----------    ----------   ----------
EBIT                  $       28   $       (1)   $        4   $       31
  Restructuring and
   restructuring
   related expenses            3            2            --            5
                      ----------   ----------    ----------   ----------
Adjusted EBIT         $       31   $        1    $        4   $       36
                      ==========   ==========    ==========   ==========

----------

(1) Generally Accepted Accounting Principles

(2) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the first quarters of 2004 and 2003 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                  ATTACHMENT 2


                               TENNECO AUTOMOTIVE
          RECONCILIATION OF GAAP REVENUES TO NON-GAAP REVENUE MEASURE
                                   Unaudited


                                                                       Q1 2004
                          ----------------------------------------------------------------------------------------------------
                                                                                          PASS-THROUGH            REVENUES
                                                                                              SALES              EXCLUDING
                                                                       REVENUES             EXCLUDING             CURRENCY
                                                  CURRENCY             EXCLUDING             CURRENCY         AND PASS-THROUGH
                              REVENUES             IMPACT              CURRENCY               IMPACT                SALES
                          ----------------     ----------------     ----------------     ----------------     ----------------
NORTH AMERICA
  AFTERMARKET
  RIDE CONTROL            $             85     $             --     $             85     $             --     $             85
  EXHAUST                               37                   --                   37                   --                   37
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL NORTH AMERICA
   AFTERMARKET                         122                   --                  122                   --                  122
NORTH AMERICA
  ORIGINAL EQUIPMENT
  RIDE CONTROL                         118                   --                  118                   --                  118
  EXHAUST                              263                    5                  258                   88                  170
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL NORTH AMERICA
   ORIGINAL EQUIPMENT                  381                    5                  376                   88                  288
TOTAL NORTH AMERICA                    503                    5                  498                   88                  410
EUROPE AFTERMARKET
  RIDE CONTROL                          38                    4                   34                   --                   34
  EXHAUST                               42                    6                   36                   --                   36
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL EUROPE
   AFTERMARKET                          80                   10                   70                   --                   70
EUROPE ORIGINAL
  EQUIPMENT
  RIDE CONTROL                          85                   10                   75                   --                   75
  EXHAUST                              243                   21                  222                   77                  145
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL EUROPE
   ORIGINAL EQUIPMENT                  328                   31                  297                   77                  220
TOTAL EUROPE                           408                   41                  367                   77                  290
ASIA                                    39                   --                   39                   13                   26
SOUTH AMERICA                           35                    4                   31                    4                   27
AUSTRALIA                               49                   12                   37                    4                   33
                          ----------------     ----------------     ----------------     ----------------     ----------------
TOTAL OTHER                            123                   16                  107                   21                   86
TOTAL TENNECO
  AUTOMOTIVE              $          1,034     $             62     $            972     $            186     $            786
                          ================     ================     ================     ================     ================


                                                                        Q1 2003
                          ----------------------------------------------------------------------------------------------------
                                                                                           PASS-THROUGH           REVENUES
                                                                                              SALES               EXCLUDING
                                                                        REVENUES             EXCLUDING            CURRENCY
                                                   CURRENCY             EXCLUDING            CURRENCY         AND PASS-THROUGH
                              REVENUES              IMPACT              CURRENCY              IMPACT                SALES
                          ----------------     ----------------     ----------------     ----------------     ----------------
NORTH AMERICA
  AFTERMARKET
  RIDE CONTROL            $             72     $             --     $             72     $             --     $             72
  EXHAUST                               36                   --                   36                   --                   36
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL NORTH AMERICA
   AFTERMARKET                         108                   --                  108                   --                  108
NORTH AMERICA
  ORIGINAL EQUIPMENT
  RIDE CONTROL                         116                   --                  116                   --                  116
  EXHAUST                              257                   --                  257                   87                  170
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL NORTH AMERICA
   ORIGINAL EQUIPMENT                  373                   --                  373                   87                  286
TOTAL NORTH AMERICA                    481                   --                  481                   87                  394
EUROPE AFTERMARKET
  RIDE CONTROL                          35                   --                   35                   --                   35
  EXHAUST                               41                   --                   41                   --                   41
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL EUROPE
   AFTERMARKET                          76                   --                   76                   --                   76
EUROPE ORIGINAL
  EQUIPMENT
  RIDE CONTROL                          57                   --                   57                   --                   57
  EXHAUST                              212                   --                  212                   74                  138
                          ----------------     ----------------     ----------------     ----------------     ----------------
  TOTAL EUROPE
   ORIGINAL EQUIPMENT                  269                   --                  269                   74                  195
TOTAL EUROPE                           345                   --                  345                   74                  271
ASIA                                    36                   --                   36                   13                   23
SOUTH AMERICA                           26                   --                   26                    2                   24
AUSTRALIA                               33                   --                   33                    3                   30
                          ----------------     ----------------     ----------------     ----------------     ----------------
TOTAL OTHER                             95                   --                   95                   18                   77
TOTAL TENNECO
  AUTOMOTIVE              $            921     $             --     $            921     $            179     $            742
                          ================     ================     ================     ================     ================

TENNECO AUTOMOTIVE PRESENTS THE ABOVE RECONCILIATION OF REVENUES IN ORDER TO REFLECT THE TREND IN THE COMPANY'S SALES, IN VARIOUS PRODUCT LINES AND GEOGRAPHICAL REGIONS, SEPARATELY FROM THE EFFECTS OF DOING BUSINESS IN CURRENCIES OTHER THAN THE U.S. DOLLAR. ADDITIONALLY, PASS-THROUGH CATALYTIC CONVERTER SALES INCLUDE PRECIOUS METALS PRICING, WHICH MAY BE VOLATILE. WHILE TENNECO AUTOMOTIVE'S ORIGINAL EQUIPMENT CUSTOMERS ASSUME THE RISK OF THIS VOLATILITY, IT IMPACTS REPORTED REVENUE. EXCLUDING PASS-THROUGH CATALYTIC CONVERTER SALES REMOVES THIS IMPACT. TENNECO AUTOMOTIVE USES THIS INFORMATION TO ANALYZE THE TREND IN REVENUES BEFORE THESE FACTORS. TENNECO AUTOMOTIVE BELIEVES INVESTORS FIND THIS INFORMATION USEFUL IN UNDERSTANDING PERIOD TO PERIOD COMPARISONS IN THE COMPANY'S REVENUES.